UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2022

UNIFI, INC.

(Exact name of registrant as specified in its charter)

New York	1-10542	11-2165495
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7201 West Friendly Avenue Greensboro, North Carolina		27410
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (336) 294-4410

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.10 per share	UFI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b‑2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.Entry into a Material Definitive Agreement.

On September 2, 2022, Unifi, Inc. (the “Company”) and its beneficially owned subsidiaries, Unifi Manufacturing, Inc. (together with the Company, as borrowers) and Unifi Sales & Distribution, Inc., as guarantor, entered into a Sixth Amendment to Amended and Restated Credit Agreement (the “Sixth Amendment”) with Wells Fargo Bank, National Association, as a lender and as agent for the lenders thereunder, and Bank of America, N.A., as a lender.  The Sixth Amendment amended the Amended and Restated Credit Agreement, dated as of March 26, 2015, by and among the Company and certain of its domestic subsidiaries, as borrowers, and a syndicate of lenders, as previously amended (as amended, the “Credit Agreement”).  The Credit Agreement provides for a $200.0 million senior secured credit facility, including a $100.0 million revolving credit facility and a term loan that can be reset up to a maximum amount of $100.0 million, once per fiscal year, if certain conditions are met.  Copies of the Credit Agreement and all prior amendments thereto have previously been filed by the Company with the Securities and Exchange Commission.

The Sixth Amendment modified the Trigger Level (as defined in the Credit Agreement and which relates to, among other things, the requirement to maintain a Fixed Charge Coverage Ratio (as defined in the Credit Agreement)) such that it occurs when Excess Availability (as defined in the Credit Agreement) falls below (a) for the period beginning on September 2, 2022 through and including the date that is 60 days after such date, $16.5 million and (b) at all other times, the greatest of (i) $10.0 million, (ii) 20% of the Maximum Revolver Amount (as defined in the Credit Agreement), and (iii) 12.5% of the sum of the Maximum Revolver Amount plus the outstanding principal amount of the Term Loan (as defined in the Credit Agreement).

Certain parties to the Sixth Amendment and certain of their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities.  Certain parties to the Sixth Amendment and certain of their respective affiliates have engaged in, and may in the future engage in, commercial and investment banking and other commercial dealings in the ordinary course of business with the Company or its affiliates for which they have received, or may in the future receive, customary fees and commissions or other payments for these transactions.

The foregoing description of the Sixth Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of such document, a copy of which is filed as Exhibit 4.1 hereto and is incorporated by reference herein.

Item 2.03.Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this Item 2.03 and included in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01.Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1

Sixth Amendment to Amended and Restated Credit Agreement, dated as of September 2, 2022, by and among Unifi, Inc. and Unifi Manufacturing, Inc., as borrowers, Unifi Sales & Distribution, Inc., as guarantor, Wells Fargo Bank, National Association, as agent for the lenders party thereto, and the lenders party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIFI, INC.

Date: September 8, 2022	By:	/s/ CRAIG A. CREATURO
Craig A. Creaturo
Executive Vice President & Chief Financial Officer